EXHIBIT 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Sept. 10, 2015
FOR IMMEDIATE RELEASE
Media contact: Natalie Hedde, 812-491-5105 or nhedde@vectren.com
Investor contact: Susan Hardwick, 812-491-4305 or shardwick@vectren.com

Vectren Corp. elects Teresa J. Tanner to board of directors

Evansville, Ind. - Vectren Corporation’s (NYSE: VVC) board of directors on Sept. 10, 2015, elected Teresa J. Tanner - executive vice president, chief administrative officer at Fifth Third Bank - as a new board member.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of June 30, 2015, the Company had $142 billion in assets and operated 15 affiliates with nearly 1,300 full-service Banking Centers. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending and Investment Advisors and by assets is the 15th largest bank in the nation.

The recently promoted Tanner has led the Human Capital function of more than 300 human resources (HR) professionals since 2010 as the executive vice president and chief human resources officer, providing support through organizational development and learning, talent acquisition and optimization, succession planning, employee relations and culture, total rewards and strategic human capital planning. She also supports the executive team in facilitating organizational design, structure, and business planning across the bancorp. In her new role, in addition to Human Capital responsibilities, Tanner also will lead Facilities, Strategic Sourcing, and the Enterprise Program Management Office.

Tanner began her career at the McDonald’s Corporation, where she progressed through various operational and human resources roles through a 16-year span. In 2003, she joined Provident Bank in Cincinnati, where she served as the vice president of human resources. Soon after, she joined Fifth Third as a senior HR business partner, where she led a team of professionals that provided support to more than 3,500 employees. By 2009, Tanner was promoted to senior vice president, where she championed an even more strategic role in supporting the company’s talent management and engagement strategies in addition to enterprise learning with a strong focus on developing emerging leaders.

"Teresa’s professional experience in serving in leadership roles for two Fortune 500 companies makes her an excellent addition to the Vectren board," said Tim McGinley, Vectren board’s lead director. “Furthermore, her talent management knowledge will undoubtedly enhance our utility and non-utility companies’ continuing focus on developing our next generation of leaders.”

Tanner, 47, resides in Cincinnati. She serves as an executive board member for the Ronald McDonald House Charities and Artswave and as a director on the board of Freestore Foodbank, all of which are Cincinnati-area nonprofit organizations. She is a graduate of Xavier University where she earned an MBA.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure and energy services. To learn more about Vectren, visit www.vectren.com.

EXHIBIT 99.1

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